Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-228284,  333-226471, 333-203860, 333-173732, 333-71182, 333-71104) of Strategic Education, Inc. of our report dated March 1, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 1, 2019